Exhibit 4.4

EXECUTION

SERIES A PREFERRED SHARE PURCHASE AGREEMENT

THIS SERIES A PREFERRED SHARE PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of April 8, 2008 by and among

1.                                       Light In The Box Holding Co., Ltd., an exempted company organized under the laws of the Cayman Islands (the “Company”),

2.                                       Light In The Box Limited, a company incorporated under the laws of Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”) (the “HK Subsidiary”),

3.                                       Lanting Jishi (Beijing) Technology, Co., Ltd. (兰亭集势（北京）科技有限公司), a company incorporated under the laws of the People’s Republic of China (the “PRC”) (the “Domestic Enterprise”),

4.                                       Mr. Guo Quji (郭去疾), a PRC citizen whose identification card number is 510105197509100012,

5.                                       Mr. Zhang Liang (张良), a PRC citizen whose identification card number is 610302197610292034,

6.                                       Mr. Wen Xin (文心), a PRC citizen whose identification card number is 440301198004202314 (together with Mr. Guo Quji and Mr. Zhang Liang, the “Founders” and each, a “Founder”),

7.                                       Mr. Liu Jun (刘俊), a PRC citizen whose identification card number is 310109197206254418,

8.                                       Mr. Xu Xiaoping (徐小平), a PRC citizen whose identification card number is 110108195605111817,

9.                                       Mr. Chit Jeremy Chau, a permanent resident of Hong Kong whose passport number is HA0668315 (together with Mr. Liu Jun and Mr. Xu Xiaoping, the “Angels” and each, an “Angel”), and

10.                                 Each person listed on Exhibit A hereto (each, an “Investor” and collectively, the “Investors”).

RECITALS

A.                                   The Company is an exempted company established under the laws of the Cayman Islands on March 28, 2008.

B.                                     The HK Subsidiary is a company limited by shares established under the laws of Hong Kong on June 13, 2007 and is engaged in the business of commercial wholesale, retail, product import, export and logistics.

C.                                     The Domestic Enterprise is a limited liability company established on September 14, 2007 under the laws of the PRC. The Domestic Enterprise is engaged in the business of research, development, and sale of computer software, technology consulting and technology services.

D.                                    Prior to the Closing, the HK Subsidiary will establish in the PRC a wholly-owned subsidiary as a foreign-invested commercial enterprise (a “FICE”) to be engaged in the business of commercial wholesale, retail, product import, export and logistics.

E.                                      The Company desires to issue and sell to the Investors and the Investors desire to purchase from the Company up to 10,000,000 Series A Shares (as defined below) pursuant to the terms and conditions set forth in this Agreement.

The Company, the HK Subsidiary and the Domestic Enterprise shall be referred to as the “Group Companies” collectively and each, a “Group Company”.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                                       AGREEMENT TO PURCHASE AND SELL SHARES

1.1.          Authorization. As of the Closing (as defined below), the Company will have authorized the issuance, pursuant to the terms and conditions of this Agreement, of up to 10,000,000 Series A preferred shares, par value US$0.0001 per share, of the Company (the “Series A Shares”) having the rights, preferences, privileges and restrictions as set forth in Amended and Restated Memorandum and Articles of Association of the Company attached hereto as Exhibit B, which shall have been adopted and filed with the Cayman Islands Registrar of Companies and remain the constitutional documents of the Company in effect as of the Closing (the “Restated Articles”).

1.2.          Agreement to Purchase and Sell Series A Shares. Subject to the terms and conditions hereof, the Company hereby agrees to issue and sell to the Investors, and each of the Investors hereby agrees to purchase from the Company, on the date of the Closing (as defined below), such number of Series A Shares set forth opposite such Investor’s name under the caption “Number of Series A Shares” on Exhibit A, or an aggregate of 10,000,000 Series A Shares at the purchase price of US$0.50 per Series A Share (the “Purchase Price”), which consist of:

(i)  with respect to cancellation of the indebtedness owed by the Company to the Investors for the bridge loan in the principal amount of US$1,000,000 (the “Bridge Loan”) under that certain Convertible Promissory Notes dated April 8, 2008 issued by the Company to the Investors, an aggregate of 2,000,000 Series A Shares; and

(ii)  with respect to cash payment of US$4,000,000 to the Company by the Investors, an aggregate of 8,000,000 Series A Shares.

1.3.          The Series A Shares to be purchased and sold pursuant to this Agreement will be collectively hereinafter referred to as the “Purchased Shares” and the ordinary shares, par value US$0.0001 per share, of the Company (the “Ordinary Shares”), having the rights, preferences, privileges and restrictions as set forth in the Restated Articles, issuable upon conversion of the Purchased Shares will be collectively hereinafter referred to as the “Conversion Shares”.

2.                                       CLOSING; DELIVERY

2.1.          Closing. Subject to the fulfillment of the conditions to Closing as set forth in Sections 6 and 7, the sale and purchase of the Purchased Shares shall be held at the offices of Hogan & Hartson LLP, Beijing, at 10 a.m. (Beijing time) on July 8, 2008, or at such other time and place as the Company and the Investors may mutually agree upon (the “Closing”).

2.2.          Deliveries by the Company at Closing.  At the Closing, in addition to any items the delivery of which is made an express condition to the Investor’s obligations at the Closing pursuant to Section 6, the Company shall deliver to each Investor (i) an updated register of members of the Company showing such Investor as the holder of the number of Purchased Shares as set forth opposite its name in Exhibit A hereto, certified by the Company’s secretary, and (ii) a certificate issued in the name of such Investor evidencing the number of Purchased Shares purchase d by such Investor under this Agreement.

2.3.          Deliveries by the Investors at Closing.  At the Closing, subject to the fulfillment of all the conditions set forth in Section 6 below, the Investors shall pay the Purchase Price by i) wire transfer of US$4,000,000 of immediately available funds in U.S. dollars to an account designated by the Company, provided that wire transfer instructions shall be delivered to the Investors at least seven (7) business days prior to the Closing, and ii) cancellation of the indebtedness owed by the Company to the Investors for the Bridge Loan.

3.                                       REPRESENTATIONS AND WARRANTIES OF GROUP COMPANIES AND FOUNDERS

Each of the Group Companies and Founders, jointly and severally, hereby represents and warrants to the Investors, except as set forth in the Disclosure Schedule (the “Disclosure Schedule”) attached to this Agreement as Exhibit C (which Disclosure Schedule shall be deemed to be representations and warranties to the Investors), as of the date hereof and the date of the Closing (unless otherwise specified), as follows (in this Agreement, any reference to a party’s “knowledge” means such party’s actual knowledge after due and diligent inquiries of officers, directors and other employees of such party reasonably believed to have knowledge of the matter in question):

3.l.           Organization, Standing and Qualification. Each Group Company is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted and as proposed to be conducted, and to perform each of its obligations hereunder and under any agreement contemplated hereunder to which it is a party.  Each Group Company is qualified to do business and is in good standing (or equivalent status in the relevant jurisdiction) in each jurisdiction where failure to be so qualified would have a material adverse effect on the condition (financial or otherwise), assets relating to, or results of operation of or business (as presently conducted and proposed to be conducted) of any Group Company (a “Material Adverse Effect”).

3.2.          Capitalization.

(a)           Company.

(1)            At the date hereof, the authorized share capital of the Company is US$50,000 divided into 500,000,000 authorized ordinary shares with a nominal or par value of US$0.0001 each, one (1) of which is issued and outstanding.

(2)            Immediately prior to the Closing, the authorized share capital of the Company is US$50,000 divided into (i) a total of 490,000,000 authorized Ordinary Shares, 24,072,645 of which are issued and outstanding, and (ii) a total of 10,000,000 authorized Series A Shares, none of which are issued and outstanding.

(3)            Options, Warrants, Reserved Shares.  Except for the conversion privileges of the Purchased Shares, there are no options, warrants, conversion privileges or other rights, or agreements with respect to the issuance thereof, presently outstanding to purchase any of the shares of the Company. Except as noted in this Section 3.2, the rights provided in the Shareholders Agreement to be entered into at the Closing and attached hereto as Exhibit D (the “Shareholders Agreement”), no shares (including the Purchased Shares and the Conversion Shares) of the Company’s outstanding share capital, or shares issuable upon exercise or exchange of any outstanding options or other shares issuable by the Company, are subject to any preemptive rights, rights of first refusal or other rights to purchase such shares (whether in favor of the Company or any other person).

(b)           HK Subsidiary.  At the date hereof, the authorized share capital of the HK Subsidiary is HK$10,000, divided into 10,000 shares of HK$1.00 each, 100 of which are issued and outstanding and held by such Founders and Angels as set forth in Section 3.2(b) of the Disclosure Schedule (the “HK Shareholders”).  Immediately prior to the Closing, the authorized share capital of the HK Subsidiary is HK$10,000, divided into 10,000 shares of HK$1.00 each, 100 of which are issued and outstanding and held by the Company. There are no options, warrants, conversion privileges or other rights, or agreements with respect to the issuance thereof, presently outstanding to purchase any of the equity interests of the HK Subsidiary. Except as contemplated hereunder, no outstanding equity interests of the HK Subsidiary are subject to any preemptive rights, rights of first refusal or other rights to purchase such equity interests or any other rights with respect to such equity interests.

(c)           Domestic Enterprise. Immediately prior to the Closing, the registered capital of the Domestic Enterprise is RMB300,000.  There are no options, warrants, conversion privileges or other rights, or agreements with respect to the issuance thereof, presently outstanding to purchase any of the equity interests of the Domestic Enterprise. No outstanding equity interests of the Domestic Enterprise are subject to any preemptive rights, rights of first refusal or other rights to purchase such equity interests or any other rights with respect to such equity interests.

(d)           Outstanding Security Holders. A complete and current list of all outstanding shareholders, option holders and other security holders of each Group Company as of the date hereof and immediately prior to the Closing is set forth in Section 3.2(d) of the Disclosure Schedule, indicating the type and number of shares, options or other securities held by each such shareholder, option holder or other security holder.  All share capital or registered capital of each Group Company have been duly and validly issued (or subscribed for) and fully paid and are non-assessable. All share capital or registered capital of each Group Company are free and clear of any mortgage, pledge, claim, security interest, encumbrance, title defect, lien, charge or other restriction or limitation (“Liens”) (except for any restrictions on transfer under applicable laws).  No share capital or registered capital of any Group Company was issued or subscribed to in violation of the preemptive rights of any person, terms of any agreement or any laws, by which each such Group Company at the time of issuance or subscription was bound. Except as set forth in Section 3.2(d) of the Disclosure Schedule and as contemplated under the Transaction Documents (as defined below), (i) there are no resolutions pending to increase the share capital or registered capital of any Group Company; (ii) there are no outstanding contracts, agreements, or any other instruments under which any person purchases or otherwise acquires, or has the right to purchase or otherwise acquire, any interest in the share capital or registered capital of any Group Company; (iii) there are no dividends which have accrued or been declared but are unpaid by any Group Company; and (iv) there are no outstanding or authorized equity appreciation, phantom equity, equity plans or similar rights with respect to any Group Company.  Except as contemplated hereby, the Company is not a party or subject to any agreement that affects or relates to the voting or giving of written consents with respect to any security of the Company.

3.3.          Subsidiaries; Structure.  Except the HK Subsidiary, the Company does not presently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association, or other entity. Neither the HK Subsidiary nor the Domestic Enterprise has any subsidiaries, nor hold or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association or other entity, or maintain any offices or branches.

3.4.          Due Authorization. All corporate action of each Group Company and their respective officers, directors and shareholders necessary for (i) the authorization, execution and delivery of, and the performance of all obligations of each Group Company under, this Agreement, the Shareholders Agreement, and any other agreements to which it is a party and the execution of which is contemplated hereunder (together with this Agreement and the Shareholders Agreement, the “Transaction Documents”), and (ii) the authorization, issuance, reservation for issuance and delivery of all of the Purchased Shares being sold under this Agreement and of the Conversion Shares has been taken or will be taken prior to the Closing. Each Transaction Document is valid and binding upon each Group Company and each Founder, enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

3.5.          Valid Issuance of Purchased Shares.

(a)           The Purchased Shares, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable.

(b)           All outstanding share capital of the Company has been duly and validly issued, fully paid and nonassessable, and all outstanding shares, options, warrants and other securities of the Company will have been issued in full compliance with the requirements of all applicable securities laws and regulations. To the extent applicable, the registration and prospectus delivery requirements of the United States Securities Act of 1933, as amended (the “Securities Act”), or in compliance with applicable exemptions therefrom, and all other provisions of applicable securities laws and regulations.

3.6.          Liabilities.    None of the Group Companies has any indebtedness for borrowed money that it has directly or indirectly created, incurred, assumed, or guaranteed, or with respect to which the Group Company has otherwise become directly or indirectly liable. None of the Group Companies is a guarantor or indemnitor of any indebtedness of any other person or entity.

3.7.          Title to Properties and Assets. Each Group Company has good and marketable title to its properties and assets held in each case subject to no mortgage, pledge, lien, encumbrance, security interest or charge of any kind. With respect to the property and assets it leases, each Group Company is in compliance with such leases and such Group Company holds valid leasehold interests in such assets free of any liens, encumbrances, security interests or claims of any party other than the lessors of such property and assets.

3.8.          Status of Proprietary Assets. For purpose of this Agreement, (i) “Proprietary Assets” shall mean all patents, patent applications, trademarks, service marks, designs, trade names, domain names, copyrights, copyright registrations and applications and all other rights corresponding thereto, inventions, databases and all rights therein, all computer software including all source code, object code, firmware, development tools, files, records and data, including all media on which any of the foregoing is stored, formulas, trade secrets, confidential and proprietary information, proprietary rights, know-how and processes of a company, and all documentation related to any of the foregoing; and (ii) “Registered Intellectual Property” means all Proprietary Assets of any Group Company, wherever located, that is the subject of an application, certificate, filing, registration or other document issued by, filed with or recorded by any government authority. Each Group Company (i) has independently developed and owns free and clear of all claims, security interests, liens or other encumbrances, or (ii) has a valid right or license to use all Proprietary Assets, including Registered Intellectual Property, necessary and appropriate for its business as now conducted and as proposed to be conducted and without any conflict with or infringement of the rights of others.  Section 3.8 of the Disclosure Schedule contains a complete list of Proprietary Assets, including all Registered Intellectual Property, of each Group Company. There are no outstanding options, licenses, agreements or rights of any kind granted by any Group Company or any other party relating to any Group Company’s Proprietary Assets, nor is any Group Company bound by or a party to any options, licenses, agreements or rights of any kind with respect to the Proprietary Assets of any other person or entity, except, in either case, for standard end-user agreements with respect to commercially readily available intellectual property such as “off the shelf” computer software. None of the Group Companies or the Founders has received any communications alleging that any Group Company has violated or, by conducting its business as proposed, would violate any Proprietary Assets of any other person or entity, nor, to the best knowledge of each Group Company and each Founder, is there any reasonable basis therefor. None of the Founders, or any of the current or former officers, employees or consultants of any Group Company (at the time of their employment or engagement by a Group Company) has entered into or is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or is subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his, her or its best efforts to promote the interests of such Group Company or that would conflict with the business of such Group Company as proposed to be conducted or that would prevent such officers, employees or consultants from assigning to such Group Company inventions conceived or reduced to practice in connection with services rendered to such Group Company. Neither the execution nor delivery of any Transaction Document, nor the carrying on of the business of any Group Company by its employees, nor the conduct of the business of any Group Company as proposed, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated.

3.9.          Material Contracts and Obligations. All contracts, agreements, instruments, understandings, or proposed transactions to which any Group Company is a party or by which it is bound that (i) are material to the conduct and operations of its business and properties, (ii) involve any of its officers, consultants, directors, employees or shareholders, or (iii) obligate such Group Company to share, license or develop any product or technology (the “Material Contracts”) are listed in Section 3.9 of the Disclosure Schedule and have been made available for inspection by the Investors and their counsels. For purposes of this Section 3.9, “material” shall mean (i) having an aggregate value, cost or amount, or imposing liability or contingent liability on any Group Company, in excess of RMB200,000 or that extend for more than one year beyond the date of this Agreement, (ii) not terminable upon thirty (30) days notice without incurring any penalty or obligation, (iii) containing exclusivity, non-competition, or similar clauses that impair, restrict or impose conditions on any Group Company’s right to offer or sell products or services in specified areas, during specified periods, or otherwise, (iv) not in the ordinary course of business, (v) transferring or licensing any Proprietary Assets to or from any Group Company (other than licenses granted in the ordinary course of business or licenses from commercially readily available “off the shelf” computer software) or (vi) an agreement the termination of which would be reasonably likely to have a Material Adverse Effect. All the Material Agreements are valid, binding and enforceable obligations of the parties thereto and the terms thereof have been complied with by the relevant Group Company, and there are no circumstances likely to give rise to any breach of such terms, no grounds for rescission, avoidance or repudiation of any of the Material Contracts and no notice of termination or of intention to terminate has been received in respect of any Material Contracts.

3.10.        Litigation. There is no action, suit, proceeding, claim, arbitration or investigation (“Action”) pending or, to the knowledge of each Group Company and each Founder, currently threatened against any of the Group Companies, any Group Company’s activities, properties or assets or against any officer, director or employee of each Group Company in connection with such officer’s, director’s or employee’s relationship with, or actions taken on behalf of such Group Company, or otherwise, nor is there any factual or legal basis for any such Action that is likely to result, individually or in the aggregate, in any material adverse change in the business, properties, assets, financial condition, affairs or prospects of any Group Company. By way of example, but not by way of limitation, there are no Actions pending against any of the Group Companies or threatened against any of the Group Companies, relating to the use by any employee of any Group Company of any information, technology or techniques allegedly proprietary to any of their former employers, clients or other parties. None of the Group Companies is a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality and there is no Action by any Group Company currently pending or which it intends to initiate.

3.11.                        Compliance with Laws; Consents and Permits.

(a)                                  None of the Group Companies is in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof that are material to its business or assets. All consents, permits, approvals, orders, authorizations or registrations, qualifications, designations, declarations or filings by or with any governmental authority and any third party which are required to be obtained or made by each Group Company and each Founder in connection with the consummation of the transactions contemplated hereunder shall have been obtained or made prior to and be effective as of the Closing. All applicable laws of the PRC with respect to the opening and operation of foreign exchange accounts and foreign exchange activities of the Group Companies, where applicable, have been and will continue to be fully complied with, and all requisite approvals including any from the PRC State Administration of Foreign Exchange (“SAFE”) or its local branches as the context may be, required under the SAFE Circular (as defined below) and other laws and regulations in relation thereto have been duly and lawfully obtained and are in full force and effect and there exist no grounds on which any such approval may be cancelled or revoked or any Group Company or its director or legal representative may be subject to liability or penalties for material misrepresentation or failure to disclose material information to the issuing SAFE authority. Each Founder and each Angel who is required to comply with the SAFE Circular has obtained registration with respect to their holding of any direct or indirect interest in any Group Company with SAFE in accordance with the SAFE Circular and other applicable laws of the PRC. For purpose of this Agreement, “SAFE Circular” shall mean the SAFE Circular on Issues Relating to the Administration of Foreign Exchange of Company Financing through Offshore Special Purpose Vehicles and Round-Tripping Investment by PRC Resident (《关于境内居民通过境外特殊目的公司融资及返程投资外汇管理相关问题的通知》[汇发（2005）75 号]) issued by SAFE with effect from November 1, 2005 and any subsequent implementation rules, regulations and other applicable laws of the PRC in force from time to time which operate to implement, enhance, restate, amend or repeal the aforesaid SAFE Circular or any part thereof.

(b)                                 Based in part on the representations of the Investors set forth in Section 4 below, the offer, sale and issuance of the Purchased Shares in conformity with the terms of this Agreement are exempt from the registration and prospectus delivery requirements of the Securities Act and each other analogous provision of applicable securities law. Each Group Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as currently conducted and as proposed to be conducted. None of the Group Companies is in default under any of such franchises, permits, licenses or other similar authority.

3.12.        Compliance with Other Instruments and Agreements. None of the Group Companies is in, nor shall the conduct of its business as currently or proposed to be conducted result in, violation, breach or default of any term of its constitutional documents (the “Constitutional Documents”), or of any term or provision of any mortgage, indenture, contract, agreement or instrument to which any Group Company is a party or by which it may be bound (the “Company Contracts”), or of any provision of any judgment, decree, order, statute, rule or regulation applicable to or binding upon any Group Company. None of the activities, agreements, commitments or rights of any Group Company is ultra vires or unauthorized.  The execution, delivery and performance of and compliance with the Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not result in any such violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, either a default under any Group Company’s Constitutional Documents or any Company Contract, or a violation of any statutes, laws, regulations or orders, or an event which results in the creation of any lien, charge or encumbrance upon any asset of any Group Company.

3.13.        Disclosure.  As of the date hereof, each Group Company and each Founder have fully provided the Investors with all the information that the Investors have reasonably requested for deciding whether to purchase the Purchased Shares and all information that is reasonably necessary to enable the Investors to make such decision.  No representation or warranty by the Group Companies or the Founders in this Agreement and no information or materials provided by the Group Companies or the Founders to the Investors in connection with the negotiation or execution of this Agreement or any agreement contemplated hereby contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading.

3.14.        Registration Rights. Except as provided in the Shareholders Agreement, the Company has not granted or agreed to grant any person or entity any registration rights (including piggyback registration rights) with respect to, nor is the Company obliged to list, any of the Company’s securities (or the securities of any other Group Company) on any securities exchange.  Except as contemplated under this Agreement and the Shareholders Agreement, there are no voting or similar agreements which relate to any of the Group Companies’ securities.

3.15.        Insurance. Each Group Company has obtained the insurance coverage of the same types and at the same coverage levels as other similarly situated companies.

3.16.        Financial Statements. The Group Companies have delivered to the Investors unaudited balance sheets and income statements for the period ending on January 31 , 2008 (the foregoing financial statements and any notes thereto are hereinafter referred to as the “Financial Statements”, and January 31, 2008, the “Balance Sheet Date”). Such Financial Statements (a) are in accordance with the books and records of such Group Company, (b) are true, correct and complete and present fairly the financial condition of such Group Company at the date or dates therein indicated and the results of operations for the period or periods therein specified, and (c) have been prepared in accordance with the generally accepted accounting principles of the United States or the PRC (“US GAAP” or “PRC GAAP”) applied on a consistent basis, except as to the unaudited consolidated financial statements, for the omission of notes thereto and normal year-end audit adjustments. Specifically, but not by way of limitation, the respective balance sheets of the Financial Statements disclose all of such Group Company’s debts, liabilities and obligations of any nature, whether due or to become due, as of their respective dates (including, without limitation, absolute liabilities, accrued liabilities, and contingent liabilities) to the extent such debts, liabilities and obligations are required to be disclosed in accordance with the US GAAP or the PRC GAAP, as applicable. Each Group Company has good and marketable title to all assets set forth on the balance sheets of the Financial Statements, except for such assets as have been spent, sold or transferred in the ordinary course of business since the Balance Sheet Date. Each Group Company maintains a standard system of accounting established and administered in accordance with generally accepted accounting principles.

3.17.        Activities Since Balance Sheet Date. Since the Balance Sheet Date, except for the transactions as contemplated hereby or in the Assets Transfer Agreement, with respect to any Group Company, there has not been:

(a)           any change in the assets, liabilities, financial condition or operating results of such Group Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not been, in the aggregate, materially adverse;

(b)           any material change in the contingent obligations of such Group Company by way of guarantee, endorsement, indemnity, warranty or otherwise;

(c)           any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results, prospects or business of such Group Company (as presently conducted and as presently proposed to be conducted);

(d)           any waiver by such Group Company of a valuable right or of a material debt;

(e)           any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by such Group Company, except such satisfaction, discharge or payment made in the ordinary course of business that is not material to the assets, properties, financial condition, operating results or business of such Group Company;

(f)            any material change or amendment to a Material Contract or arrangement by which such Group Company or any of its assets or properties is bound or subject, except for changes or amendments which are expressly provided for or disclosed in this Agreement;

(g)           any material change in any compensation arrangement or agreement with any present or prospective employee, contractor or director;

(h)           any sale, assignment or transfer of any Proprietary Assets of such Group Company;

(i)            any resignation of or termination of employment with any Key Employee (as defined below);

(j)            any mortgage, pledge, transfer of a security interest in, or lien created by, such Group Company or any Founder, with respect to any of such Group Company’s properties or assets, except liens for taxes not yet due or payable;

(k)           any debt, obligation, or liability incurred, assumed or guaranteed by such Group Company individually in excess of US$50,000 or in excess of US$100,000 in the aggregate except those incurred in the ordinary course of business and not exceeding such amount;

(l)            any declaration, setting aside or payment or other distribution in respect of any of such Group Company’s share capital, or any direct or indirect redemption, purchase or other acquisition of any of such share capital by such Group Company;

(m)          any failure to conduct business in the ordinary course, consistent with such Group Company’s past practices;

(n)           any transactions with any of its officers, directors or employees, or any members of their immediate families, or any entity controlled by any of such individuals;

(o)           any other event or condition of any character which could reasonably be expected to have a Material Adverse Effect; or

(p)           any agreement or commitment by any Group Company or any Founder to do any of the things described in this Section 3.17.

3.18.        Tax Matters. There have been no examinations or audits of any tax returns or reports by any applicable governmental agency. Except as disclosed in Section 3.18 of the Disclosure Schedule, each Group Company has duly filed all tax returns required to have been filed by it and paid all taxes shown to be due on such returns. None of the Group Company is subject to any waivers of applicable statutes of limitations with respect to taxes for any year. Since the Balance Sheet Date, none of the Group Companies has incurred any taxes, assessments or governmental charges other than in the ordinary course of business and each Group Company has made adequate provisions on its books of account for all taxes, assessments and governmental charges with respect to its business, properties and operations for such period.

3.19.        Interested Party Transactions. Except as disclosed in Section 3.19 of the Disclosure Schedule, none of the Group Companies nor any shareholder, officer or director of any Group Company or any Affiliate or Associate of any such person has any agreement (whether oral or written), understanding, proposed transaction with, or is indebted to, any Group Company, nor is any Group Company indebted (or committed to make loans or extend or guarantee credit) to any of such persons (other than for accrued salaries, reimbursable expenses or other standard employee benefits).  No shareholder, officer or director of any Group Company or any Affiliate or Associate of any such person has any direct or indirect ownership interest in any firm or corporation with which any Group Company is affiliated or with which any Group Company has a business relationship, or any firm or corporation that competes with a Group Company. None of the Group Companies nor any shareholder, officer or director of any Group Company or any Affiliate or Associate of any such person is directly or indirectly interested in any Material Contract of a Group Company, nor has any of them had, either directly or indirectly, a material interest in: (a) any person which purchases from or sells, licenses or furnishes to a Group Company any goods, property, intellectual or other property rights or services; or (b) any contract or agreement to which a Group Company is a party or by which it may be bound or affected. For purpose of this Agreement, an “Affiliate” shall mean any individual, partnership, corporation, trust or other entity that directly or indirectly controls, or is controlled by, or is under common control with, such person, where control means the direct or indirect ownership of more than 50% of the outstanding shares or other ownership interests having ordinary voting power to elect directors or the equivalent and, in the case of any shareholder that is an investment fund or account (or a subsidiary of any such investment fund or account), and an “Associate” shall mean with respect to any person, (1) a corporation or organization (other than the Group Companies) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, (2) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar capacity, or (3) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person.

3.20.        Employee Matters.  The Group Companies have complied in all material aspects with all applicable employment and labor laws. None of the Group Companies or Founders is aware that any Key Employee (as defined below) intends to terminate his or her employment with any Group Company, nor does any Group Company have a present intention to terminate the employment of any Key Employee. None of the Group Companies is a party to or bound by any currently effective incentive plan, profit sharing plan, retirement agreement or other employee compensation agreement.

3.21.        Exempt Offering. The offer and sale of the Purchased Shares are exempt from the registration or qualification requirements of all applicable securities laws and regulations, and the issuance of Ordinary Shares upon conversion of the Purchased Shares in accordance with the Restated Articles, will be exempt from such registration or qualification requirements.

3.22.        No Other Business.

(a)           The Company was formed solely to acquire and hold equity interests in the HK Subsidiary and since its formation has not engaged in any business and has not incurred any liability in the course of its business of acquiring and holding its equity interest in the HK Subsidiary.

(b)           The HK Subsidiary is engaged in the business of commercial wholesale, retail, product import, export and logistics and has no other business.

(c)           The Domestic Enterprise is engaged solely in the business of research, development, and sale of computer software, technology consulting and technology services and has no other activities.

3.23.        Minute Books. The minute books of each Group Company which have been made available to the Investors contain a complete summary of all meetings and actions taken by directors and shareholders or owners of such Group Company since its time of formation, and reflect all transactions referred to in such minutes accurately in all material respects.

3.24.        Financial Advisor Fees. There exists no agreement or understanding between any Group Company or any of its affiliates and any investment bank or other financial advisor under which such Group Company may owe any brokerage, placement or other fees relating to the offer or sale of the Purchased Shares.

3.25.        Other Representations and Warranties Relating to the Domestic Enterprise.

(a)           The Constitutional Documents, certificates, licenses and related contracts and agreements of the Domestic Enterprise are valid and have been duly approved or issued (as applicable) by competent PRC authorities.

(b)           All consents, approvals, authorizations, licenses or permits required under PRC law for the due and proper establishment and operation of the Domestic Enterprise have been duly obtained from the relevant PRC authorities and are in full force and effect.

(c)           All filings and registrations with the PRC authorities required in respect of the Domestic Enterprise and its operations, including but not limited to the registrations with the Ministry of Commerce, the State Administration of Industry and Commerce, the SAFE, tax bureau, customs authorities, and product registration authorities, where applicable, have been duly completed in accordance with the relevant rules and regulations.

(d)           The capital and organizational structure of the Domestic Enterprise and the conduct by the Domestic Enterprise of its business set forth in the Recitals under such structure is valid and in full compliance with PRC laws.

(e)           The registered capital of the Domestic Enterprise has been fully paid up.

(f)            The Domestic Enterprise is not in receipt of any letter or notice from any relevant authority notifying revocation of any permits or licenses issued to it for non-compliance or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by it. There are no options, warrants, preemptive rights, right of first refusal, or any other rights, contractual or otherwise, presently outstanding to purchase or acquire any equity interests in the Domestic Enterprise.

(g)           The Domestic Enterprise has been conducting and will conduct its business activities within the permitted scope of business or is otherwise operating its business in full compliance with all relevant legal requirements and with all requisite licenses, permits and approvals granted by competent PRC authorities.

(h)           In respect of approvals, licenses or permits requisite for the conduct of any part of the business of the Domestic Enterprise which are subject to periodic renewal, neither the Domestic Enterprise nor the Founders have any reason to believe that such requisite renewals will not be timely granted by the relevant PRC authorities.

(i)            With regard to employment and staff or labor management, the Domestic Enterprise has complied with all applicable PRC laws and regulations in all material respects, including without limitation, laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, and pensions.

4.                                       REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

Each Investor, separately but not jointly, represents and warrants to the Company as follows:

4.1.          Authorization. The Investor has all requisite power, authority and capacity to enter into this Agreement, and the Shareholders Agreement, and to perform its obligations hereunder and thereunder. This Agreement has been duly authorized, executed and delivered by the Investor. This Agreement and the Shareholders Agreement, when executed and delivered by the Investor, will constitute valid and legally binding obligations of the Investor, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

4.2.          Accredited Investor. The Investor is an Accredited Investor within the definition set forth in Rule 501(a) under Regulation D of the Securities Act.

4.3.          Purchase for Own Account. The number of Purchased Shares set forth opposite the name of the Investor and the corresponding number of Conversion Shares will be acquired for the Investor’s own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof.

4.4.          Exempt from Registration; Restricted Securities. The Investor understands that the Purchased Shares and the Conversion Shares will not be registered under the Securities Act or registered or listed publicly pursuant to any other applicable securities laws and regulations, on the ground that the sale provided for in this Agreement is exempt from registration under the Act or the registration or listing requirements of any other applicable securities laws and regulations, and that the reliance of the Company on such exemption is predicated in part on the Investor’s representations set forth in this Agreement. The Investor understands that the Purchased Shares and the Conversion Shares are restricted securities within the meaning of Rule 144 under the Securities Act; that the Purchased Shares and the Conversion Shares are not registered or listed publicly and must be held indefinitely unless they are subsequently registered or listed publicly or an exemption from such registration or listing is available.

5.                                       COVENANTS OF GROUP COMPANIES FOUNDERS AND ANGELS

Each of the Group Companies, Founders, and Angels, jointly and severally, covenants to the Investors as follows:

5.1.          Use of Proceeds from the Sale of Purchased Shares. The proceeds from the issuance and sale of the Purchased Shares (the “Proceeds”) shall be used as investment capital of the HK Subsidiary and shall be subsequently used by the HK Subsidiary i) for purpose of its business expansion, capital expenditures and general working capital needs, or ii) as capital contribution by the HK Subsidiary into the FICE for purpose of business expansion, capital expenditures and general working capital needs of the FICE.  The Proceeds shall not be used in the payment of any debts or obligations of any Group Company or its subsidiaries or in the repurchase or cancellation of securities held by any shareholders of the Group Companies or for any other purpose without the prior consent of the Investors.

5.2.          Business of the Group Companies. The business of each Group Company shall be restricted to those as described herein.

5.3.          Employment Agreement; Confidentiality, Non-compete and Invention Assignment Agreement. All employees of the Group Companies, including but not limited to the Founders and other key officers and employees of the Group Companies as set forth in Exhibit E hereto (the “Key Employees”), shall enter into an employment agreement and a confidentiality, non-compete and invention assignment agreement, or an employment agreement containing confidentiality, non-compete and invention assignment provisions, in form and substance as Exhibit F hereto(the “Employment Agreement”).

5.4.          Shareholders Agreement and Restricted Share Agreement. Each of the Group Companies and Founders shall execute and deliver the Shareholders Agreement and the Restricted Share Agreement substantially in the form attached hereto as Exhibit G (the “Restricted Share Agreement”).

5.5.          Transfer of Shares in HK Subsidiary.

(a)           On the even date hereof, each HK Shareholder and the Company shall, and each other party to this Agreement (except the Investors) shall cause them to, enter into a share transfer agreement in form and substance satisfactory to the Investors (the “HK Share Transfer Agreement”), pursuant to which each such shareholder shall sell and transfer all of the outstanding shares of the HK Subsidiary to the Company so that the Company becomes the sole shareholder of the HK Subsidiary (the “HK Share Transfer”).

(b)           No later than ten (10) days following the date of the HK Share Transfer Agreement, each HK Shareholder and the Company shall, and each other party to this Agreement (except the Investors) shall cause them to, complete and obtain all necessary approvals, registrations or filings required by applicable laws with respect to the HK Share Transfer, including but not limited to file the updated register of members of the HK

Subsidiary bearing the Company as the sole shareholder of the HK Subsidiary with the Registrar of Companies in Hong Kong for registration, if required.

(c)           Each of the Company, the HK Shareholders and the Investors hereby agree and acknowledge that, upon completion of the HK Share Transfer, all of the rights, obligations and liabilities of such HK Shareholder under the Deeds of Share Charge dated April 8, 2008 entered into by and among the HK Shareholders and the Investors (the “Deed”) shall be fully assigned to and assumed by the Company, and the share charge under such Deed shall be entered into the register of mortgages and charges of the Company in the form required under Cayman Islands law.

5.6.          Establishment of FICE and Restructuring.

(a)           Prior to the Closing, the HK Subsidiary shall, and the Founders and the Company shall cause the HK Subsidiary to, establish the FICE in the form of a wholly foreign-owned enterprise pursuant to PRC law as soon as practicable upon the execution of this Agreement.

(b)           No later than five (5) business days upon the establishment of the FICE and prior to the Closing, the Domestic Enterprise shall, and the Founders shall cause the Domestic Enterprise to, enter into an assets transfer agreement with the FICE and to consummate all the transactions contemplated thereunder so that all or substantially all of the assets of the Domestic Enterprise shall be transferred to the FICE at minimal cost of the FICE to the extent permitted by applicable law. The assets transfer agreement shall be entered into by and between the Domestic Enterprise and the FICE substantially in the form attached hereto as Exhibit H (the “Assets Transfer Agreement”).

5.7.          Composition of the Board. On or prior to the Closing, the board of directors of the Company shall be re-constituted to consist of five (5) members, two (2) of which shall be appointed by the Investors, and three (3) of which shall be appointed by the holders of a majority of Ordinary Shares, and the board of directors of each other Group Company (except the FICE) shall be  re-constituted in a way so that such Group Company shall have the same number of directors as, and the Investors shall be entitled to appoint the same number of directors to such Group Company as they are entitled to appoint to the Company. On or prior to the Closing, the board of directors of the FICE shall be re-constituted in the same manner as the board of each other Group Company.

5.8.          Articles of Association of HK Subsidiary and FICE.  The articles of association of the HK Subsidiary and the articles of association of the FICE, shall be executed or modified, as applicable, and each be filed with the competent government authority having jurisdiction of such entity to include a provision of the composition and re-composition of their respective board of directors as set forth in Section 5.7 above and to include provisions substantially the same as Section 7 of the Shareholders Agreement.

5.9.          Compliance.

(a)           The Group Companies shall, and each Founder shall cause the Group Companies to, conduct their respective business as now conducted and as proposed to be conducted in full compliance with all applicable laws on a continuing basis, including but not limited to the laws regarding foreign investments, corporate registration and filing, import and export, customs administration, foreign exchange, telecommunication and  e-commerce, intellectual property rights, labor and social welfare, and taxation.

(b)           As soon as practicable after the date of this Agreement, if required by applicable PRC law, the Domestic Enterprise or any other affiliate of a Group Company, as applicable, shall apply with the competent authority of the PRC in charge of telecommunications and obtain the license issued by such authority necessary for its conduct of value-added telecommunication business and the provision of internet information services in the PRC.

(c)           Each Founder and each Angel shall, at their expenses, fully comply with all requirements of the PRC governmental authorities with respect to their direct or indirect holding of shares in the Group Companies, if applicable, on a continuing basis (including, but not limited to, all reporting obligations imposed by, and all consents, approvals and permits required under the SAFE Circular and other PRC governmental authorities in connection therewith).

5.10.        ESOP.  As and when approved by the board of directors of the Company (including the affirmative vote of the director appointed by the Investors according to the Shareholders Agreement), the Company may establish an employee stock option plan (the “ESOP”) and to reserve up to that certain number of Ordinary Shares which equals to eight percent (8%) of all the outstanding share capital of the Company immediately upon the Closing (calculated on a fully-diluted basis and inclusive of the option shares under the ESOP) for the ESOP for the purpose of hiring new management and motivating employees of the Group Companies.  The terms and conditions of the ESOP are subject to approval by the board of directors of the Company (including the affirmative vote of at least one director appointed by the Investors according to the Shareholders Agreement).

5.11.        Obligations of Management; Non-Competition. Each Founder shall devote his full time and attention to the business of the Group Companies and will use his best efforts to develop the business and interests of the Group Companies; provided that, after the Closing, each Founder shall devote his full time and attention to the business of the HK Subsidiary and the FICE. Without the prior written consent of the Investors, none of the Founders shall, and shall cause his “Affiliate” or “Associate” (as those terms are defined in Rule 405 promulgated under the Act) not to, directly or indirectly, own, manage, engage in, operate, control, work for, consult with, render services for, do business with, maintain any interest in (proprietary, financial or otherwise) or participate in the ownership, management, operation or control of, any business, whether in corporate, proprietorship or partnership form or otherwise, that is related to the business of any Group Company or otherwise competes with the Group Companies (a “Restricted Business”); provided, however, that the restrictions contained in this Section 5.11 shall not restrict the acquisition by the Founders, directly or indirectly, of less than 2% of the outstanding share capital of any publicly traded company engaged in a Restricted Business.

5.12.        Non-Competition of Angels. Each of the Angels, so long as he holds more than 5% of all the outstanding shares of the Company (on an as-converted basis) or has access to proprietary or confidential information in relation to the financial or business operations of the Company, shall be subject to the same non-competition obligations as provided in Section 5.11 as if such Angel were a Founder thereunder.

5.13.        Restriction on Share Transfer.

(a)           None of the Founders shall sell, assign, transfer, pledge, hypothecate, mortgage, encumber or otherwise dispose through one or a series of transactions any Company’ securities now held by such Founder or its Permitted Transferee to any person except with the prior written consent of the Investors holding at least a majority of the outstanding Series A Shares or in accordance with the terms and conditions of the Shareholders Agreement.

(b)           Any attempt by a Founder to transfer any Company’ securities in violation of this Section 5.13 shall be void and the Company hereby agrees it will not effect such a transfer nor will it treat any alleged transferee as the holder of such shares without the prior written approval of the Company’s board of directors.

5.14.        Termination of Chit Jeremy Chau’s Note.  On or prior to the Closing, the HK Subsidiary and Chit Jeremy Chau shall terminate and cancel in its entirety the Memorandum of Terms for Private Placement of Convertible Promissory Notes of Light In the Box Limited dated as of June 21, 2007 by and between the HK Subsidiary and Chit Jeremy Chau (the “Memorandum”), and the HK Subsidiary shall be fully released and discharged from any obligations, liabilities, or any claims that Chit Jeremy Chau may have against it under the Memorandum.

5.15.        Additional Covenants. Except as required by this Agreement, no resolution of the directors, owners, members, partners or shareholders of the Group Companies shall be passed, nor shall any contract or commitment be entered into, in each case, prior to the Closing without the prior written consent of the Investors, except for carrying out their respective business in the same manner as heretofore and may pass resolutions and enter into contracts for so long as they are effected in the ordinary course of business.

If at any time before the Closing, any Group Company or any Founder comes to know of any material fact or event which:

(a)           is in any way materially inconsistent with any of the representations and warranties given by any Group Company or any Founder,

(b)           suggests that any material fact warranted may not be as warranted or may be materially misleading, or

(c)           might affect the willingness of a prudent investor to purchase the Purchased Shares or the amount of consideration which the Investors would be prepared to pay for the Purchased Shares,

such Group Company or Founder shall give immediate written notice thereof to the Investors in which event the Investors may within fourteen (14) business days of receiving such notice terminate this Agreement by written notice without any penalty whatsoever and without prejudice to any rights that the Investors may have under this Agreement or applicable law.

6.                                      CONDITIONS TO INVESTORS’ OBLIGATIONS AT THE CLOSING.

The obligations of the Investors to purchase the Purchased Shares at the Closing are subject to the fulfillment, to the satisfaction of each Investor on or prior to each applicable closing, or waiver by such Investor, of the following conditions:

6.1.          Representations and Warranties True and Correct. The representations and warranties made by the Group Companies and the Founders in Section 3 hereof shall be true and correct and complete when made, and shall be true and correct and complete as of the date of the Closing with the same force and effect as if they had been made on and as of such date, subject to changes contemplated by this Agreement.

6.2.          Performance of Obligations. Each of the Group Companies and the Founders shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

6.3.          Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be satisfactory in substance and form to the Investors, and the Investors shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

6.4.          Compliance Certificate. At the Closing, each Group Company and each Founder shall deliver to the Investors a certificate, dated as of the Closing date, signed by each Founder and the director or legal representative of each Group Company, respectively, certifying that the conditions specified in Sections 6.1 and 6.2 have been fulfilled and stating that there shall have been no material adverse change in the business, affairs, prospects, operations, properties, assets or condition of any Group Company since the date of this Agreement.

6.5.          Approvals, Consents and Waivers; Compliance.  Each Group Company and each Founder shall have obtained any and all consents and waivers necessary for consummation of the transactions contemplated by the Transaction Documents and the Assets Transfer Agreement, including, but not limited to, (i) all consents, permits, approvals, orders, authorizations or registrations, qualifications, designations, declarations or filings by or with any governmental authority and any third party, (ii) all other approvals, authorizations, consents, permits, filing, or registration of or with any governmental authority or regulatory body required by any applicable law in connection with the conduct of their respective business as now conducted and as proposed to be conducted, and (iii) the waiver by the existing shareholders of the Company of any anti-dilution rights, rights of first refusal, preemptive rights and all similar rights in connection with the issuance of the Purchased Shares at the Closing.

6.6.          Completion of SAFE Registration; Compliance.  Prior to the Closing, each Founder and each Angel shall have complied with the SAFE Circular and fully completed their reporting obligations thereunder with respect to their holding of shares direct or indirect holding of shares in the Group Companies, if applicable, and the Investors shall have been provided with proof reasonably satisfactory to the Investors of such compliance with the SAFE Circular. Each Group Company shall be have been in compliance with all applicable laws in connection with the conduct of their respective business, including but not limited to the laws regarding foreign investments, corporate registration and filing, import and export, customs administration, foreign exchange, telecommunication and e-commerce, intellectual property rights, labor and social welfare, and taxation.

6.7.          Securities Exemptions. The offer and sale of the Purchased Shares to the Investors pursuant to this Agreement shall be exempt from the registration and/or qualification requirements of all applicable securities laws.

6.8.          Execution and Delivery of Transaction Documents.  Each Transaction Document shall have been duly executed and delivered by each party thereto (except the Investors).

6.9.          Restated Articles Effective.  The Restated Articles shall have been duly adopted by the Company by all necessary action of its shareholders, and shall have been duly filed with the Cayman Islands Registrar of Companies.

6.10.        Termination of Chit Jeremy Chau’s Note.  On or prior to the Closing, the Memorandum by and between the HK Subsidiary and Chit Jeremy Chau (the “Memorandum”) shall have been terminated and cancelled in its entirety, and the HK Subsidiary shall have been fully released and discharged from any obligations, liabilities, or any claims that Chit Jeremy Chau may have against it under the Memorandum.

6.11.        Register of Members.  The Investors shall have received a copy of the Company’s register of members, certified by a director of the Company as true and complete as of the date of the Closing, updated to show each Investor as the holder of the number of Purchased Shares as set forth opposite its name in Exhibit A as of the Closing.

6.12.        Board of Directors. At or prior to the Closing, the board of directors of each Group Company and the FICE shall have been composed or re-composed in accordance with Section 5.7 above.

6.13.        Completion of Restructuring. The FICE shall have been duly established and a copy of its certificate of approval and business license shall have been provided to the Investors. The Assets Transfer Agreement shall have been duly executed and delivered by the relevant parties thereto and a copy of which shall have been provide to the Investors, and the Investors shall have been provided with proof reasonably satisfactory to the Investors that all the transactions contemplated under the Assets Transfer Agreement have been fully consummated by the parties thereto.

6.14.        Articles of Association of HK Subsidiary and FICE.  The articles of association of the HK Subsidiary and the FICE shall have been executed or modified, as applicable, and filed with the competent government authority having jurisdiction or such entity in accordance with Section 5.8 hereof, and the Investors shall have been provided with the executed copy of such articles of association and proof reasonably satisfactory to the Investors of the filing thereof.

6.15.        Employment Agreement; Confidentiality, Non-compete and Invention Assignment Agreement.  Each Key Employee shall have entered into an employment agreement and a confidentiality, non-compete and invention assignment agreement or an employment agreement containing confidentiality, non-compete and invention assignment provisions as described under Section 5.3.

6.16.        Due Diligence. The Investors shall have completed their business, legal, financial due diligence investigation of the Group Companies to their reasonable satisfaction.

6.17.        No Material Adverse Effect. There shall have been no Material Adverse Effect since the date of this Agreement.

6.18. Opinion of the Counsel. The Investors shall have received from each of the PRC, Hong Kong, and Cayman counsel to the Group Companies a legal opinion addressed to the Investors, dated as of the Closing date, in form and substance satisfactory to the Investors.

6.19.        Transfer of Proprietary Assets.  On or prior to the Closing, all Proprietary Assets necessary and appropriate for the business as now conducted and as proposed to be conducted by any Group Company shall have been transferred or assigned to a Group Company or the FICE to the satisfaction of the Investors and the Investors shall have been provided with a copy of each document evidencing the completion of such transfer or assignment.

7.                                       CONDITIONS TO COMPANY’S OBLIGATIONS AT THE CLOSING

The obligations of the Company under this Agreement are subject to the fulfillment, to the satisfaction of the Company, at or before the Closing, or waiver by the Company, of the following conditions:

7.1.          Representations and Warranties. The representations and warranties of the Investors contained in Section 4 hereof shall be true and correct as of the date of the Closing.

7.2.          Performance of Obligations. Each Investor shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

7.3.          Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions to be passed and executed by the Investors.

8.                                       MISCELLANEOUS

8.1.          Governing Law. This Agreement shall be governed by and construed exclusively in accordance the internal laws of the State of New York (as permitted by Section 5-1401 of the New York General Obligations Law or any similar successor provision) without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of New York to the rights and duties of the parties hereunder.

8.2.          Survival. The representations, warranties, covenants and agreements made herein shall survive any investigation made by any party hereto and the Closing of the transactions contemplated hereby.

8.3.          Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto whose rights or obligations hereunder are affected by such amendments. This Agreement and the rights and obligations herein may not be assigned by the Investors without the written consent of the Company except to a parent corporation, a subsidiary, an affiliate, its fund manager or other funds managed by its fund manager. This Agreement and the rights and obligations therein may not be assigned by any Group Company or any Founder without the prior written consent of the Investors.

8.4.          Entire Agreement. The Transaction Documents and the schedules and exhibits hereto and thereto, which are hereby expressly incorporated herein by this reference constitute the entire understanding and agreement between the parties with regard to the subjects hereof and thereof; provided, however, that nothing in this Agreement or related agreements shall be deemed to terminate or supersede the provisions of any confidentiality and nondisclosure agreements executed by the parties hereto prior to the date hereof, which agreements shall continue in full force and effect until terminated in accordance with their respective terms.

8.5.          Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party, upon delivery; (b) when sent by facsimile at the number set forth in Exhibit I hereto, upon receipt of confirmation of error-free transmission; (c) seven (7) business days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the other party as set forth in Exhibit I; or (d) three (3) business days after deposit with an overnight delivery service, postage prepaid, addressed to the parties as set forth in Exhibit I with next business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.

Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 8.5 by giving, the other party written notice of the new address in the manner set forth above.

8.6.          Amendments and Waivers. Any term of this Agreement may be amended only with the written consent of each Group Company, each Founder and each Investor (or its permitted assigns as set forth in Section 8.3).

8.7.          Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Group Company, any Founder, or any Investor, upon any breach or default of any party hereto under this Agreement, shall impair any such right, power or remedy of such Group Company, Founder, or Investor nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach of default thereafter occurring; nor shall any waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Group Company, any Founder, or any Investor of any breach of default under this Agreement or any waiver on the part of any Group Company, any Founder, or any Investor of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to the Group Companies, the Founders, and the Investors shall be cumulative and not alternative.

8.8.          Finder’s Fees. Except as disclosed in Section 3.24 of the Disclosure Schedule, each party represents and warrants to the other party hereto that it has retained no finder or broker in connection with the transactions contemplated by this Agreement and hereby agrees to indemnify and to hold harmless the other party hereto from and against any liability for any commission or compensation in the nature of a finder’s fee of any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which the indemnifying party or any of its employees or representatives are responsible.

8.9.          Interpretation; Titles and Subtitles. This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. Unless otherwise expressly provided herein, all references to Sections and Exhibits herein are to Sections and Exhibits of this Agreement.

8.10.        Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

8.11.        Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the parties’ intent in entering into this Agreement.

8.12.        Confidentiality and Non-Disclosure. The parties hereto agree to be bound by the confidentiality and non-disclosure provisions of Section 6 of the Shareholders Agreement.

8.13.        Further Assurances.  Each party shall from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances without further consideration, which may reasonably be required to effect the transactions contemplated by this Agreement.

8.14.        Dispute Resolution. The parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of all parties within thirty (30) days, such dispute shall be referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre in accordance with the UNCITRAL Arbitration Rules (the “UNCITRAL Rules”) in effect, which rules are deemed to be incorporated by reference into this subsection (b). The arbitration tribunal shall consist of three arbitrators to be appointed according to the UNCITRAL Rules. The language of the arbitration shall be English. The arbitration award shall be in writing and shall be final and binding upon the Parties. The prevailing party may apply to a court of competent jurisdiction for enforcement of such award. The Parties agree to waive any right of appeal against the arbitration award.

8.15         Expenses. All the due diligence and legal expenses incurred by Investors of up to US$50,000 in connection with the transactions hereunder shall be borne by the Company.

8.16.        Termination. This Agreement may be terminated by the Investors on or after 270 days after the date of execution hereof, by written notice to the other parties hereto, if the Closing has not occurred on or prior to such date. Such termination under this Section 8.16 shall be without prejudice to any claims for damages or other remedies that the parties may have under this Agreement or applicable law.

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IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written. GROUP COMPANIES: LightInTheBox Holding Co., Ltd. By: Name: Title: Director LIGHT IN THE BOX LIMITED By: Name: Title: Director LANTING JISHI (BEIJING) TECHNOLOGY, CO., LTD. By: Name: Wen Xin Title: Legal Representative SIGNATURE PAGE TO LITB SERIES A SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written. FOUNDERS: GUO QUJI ZHANG LIANG WEN XIN ANGELS: LIU JUN XU XIAOPING CHIT JEREMY CHAU SIGNATURE PAGE TO LITB SERIES A SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written. INVESTORS: CEYUAN VENTURES II, L.P. By: Name: Title: CEYUAN VENTURES ADVISORS FUND II, LLC SIGNATURE PAGE TO LITB SERIES A SHARE PURCHASE AGREEMENT By: Name: Title:

LIST OF EXHIBITS

Exhibit A	Schedule of Investors

Exhibit B	Form of Restated Articles

Exhibit C	Disclosure Schedule

Exhibit D	Form of Shareholders Agreement

Exhibit E	List of Key Employee

Exhibit F	Employment Agreement

Exhibit G	Form of Restricted Share Agreement

Exhibit H	Form of Assets Transfer Agreement

Exhibit I	Notices

EXHIBIT A

Schedule of Investors

	Number of	Purchase Price (US$)
	Purchased	Cancellation
Investors	Shares	of Loan	Cash	Total
Ceyuan Ventures II, L.P.	9,625,000	$962,500	$3,850,000	$4,812,500
Ceyuan Ventures Advisors Fund II, LLC.	375,000	$37,500	$150,000	$187,500
Total	10,000,000	$1,000,000	$4,000,000	$5,000,000

EXHIBIT B

Form of Restated Articles

EXHIBIT C

Disclosure Schedule

EXHIBIT D

Form of Shareholders Agreement

EXHIBIT E

List of Key Employees

•      Mr. Guo Quji (郭去疾), a PRC citizen whose identification card number is 510105197509100012.

•      Mr. Zhang Liang (张良), a PRC citizen whose identification card number is 610302197610292034, and

•      Mr. Wen Xin (文心), a PRC citizen whose identification card number is 440301198004202314

EXHIBIT F

Form of Employment Agreement

EXHIBIT G

Form of Restricted Share Agreement

EXHIBIT H

Form of Assets Transfer Agreement

EXHIBIT I

Notices

If to the Group Companies, and/or Founders:

LightlnTheBox Holding Co., Ltd
Address:	北京市朝阳区建国门外大街 16 号东方瑞景 2 号楼 2902
2902, Park Avenue Intl. Apt. Tower 2, 16 JianGuoMenWai St. Chao Yang Dist.,
Beijing 100022
Tel:	010-65691295
Fax:	010-65691793
Attention:	文心

Light In The Box Limited
Address:	北京市朝阳区建国门外大街 16 号东方瑞景 2 号楼 2902
2902, Park Avenue Intl. Apt. Tower 2, 16 JianGuoMenWai St. Chao Yang Dist., Beijing 100022
Tel:	010-65691295
Fax:	010-65691793
Attention:	文心

Lanting Jishi (Beijing) Technology, Co., Ltd. (兰亭集势（北京）科技有限公司)
Address:	北京市朝阳区建国门外大街 16 号东方瑞景 2 号楼 2902
2902, Park Avenue Intl. Apt. Tower 2, 16 JianGuoMenWai St. Chao Yang Dist., Beijing 100022
Tel:	010-65691295
Fax:	010-65691793
Attention:	文心

GUO QUJI (郭去疾)
Address:	北京市海淀区五道口华清嘉园 18 幢 1 单元 201
Tel:	13911526695
Attention:	郭去疾

ZHANG LIANG (张良)
Address:	北京市西城区西单横二条二号华恒大厦 717 室
Tel:	010-66062647
Fax:	010-66062719
Attention:	张良

WEN XIN (文心)
Address:	北京市朝阳区朝外大街怡景园 4 号楼 9E
Tel:	010-85624369
Fax:	010-85624369

Attention:	文心

If to the Angels:

LIU JUN (刘俊)
Address:	北京市海淀区兰靛厂翠叠园 8 号楼 1 门 1B
Tel:	010-51650018
Fax:	010-88898602
Attention:	刘俊

XU XIAOPING (徐小平)
Address:	北京市朝阳区朝阳公园南路 6 号公园大道 1 号楼 21C
Tel:	010-65306250
Attention:	徐小平

CHIT JEREMY CHAU
Address:	66/F, Unit C, the Victoria Towers Tower 3, 188 Canton Road
Tsim Sha Tsui, Kowloon, Hong Kong
九龍尖沙咀廣東道 188 號; 港景峰 3 座 66/F C 室
Tel:	15910601640
Attention:	CHIT JEREMY CHAU

If to the Investors:

Address:	Ceyuan Ventures II, L.P. / Ceyuan Ventures Advisors Fund II, LLC
No. 35 Qinlao Hutong
Dongcheng District, Beijing
PRC 100009
Fax:	86-10-8402 0555
Attention:	Mr. Zhao Weiguo